Filed pursuant to Rule 433
Registration No. 333-161539
January 31, 2012

PRICING TERM SHEET

Issuer:	Southwestern Electric Power Company
Designation:	Senior Notes, Series I, due 2022
Principal Amount:	$275,000,000
Maturity:	February 15, 2022
Coupon:	3.55%
Interest Payment Dates:	February 15 and August 15
First Interest Payment Date:	August 15, 2012
Treasury Benchmark:	2.00% due November 15, 2021
Treasury Price:	101-25+
Treasury Yield:	1.799%
Reoffer Spread:	T+180 basis points
Yield to Maturity:	3.599%
Price to Public:	99.589% of the principal amount thereof
Transaction Date:	January 31, 2012
Settlement Date:	February 3, 2012 (T+3)
Redemption Terms: Make-whole call: Par call:	Before November 15, 2021 at a discount rate of the Treasury Rate plus 30 basis points On or after November 15, 2021 at par
Minimum Denomination:	$1,000
CUSIP:	845437 BM3
Joint Book-Running Managers:	J.P. Morgan Securities LLC
UBS Securities LLC
Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc. U.S. Bancorp Investments, Inc.
Ratings*:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings Ltd.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, UBS Securities LLC toll-free at 877-827-6444, ext. 561 3884 or Wells Fargo Securities, LLC toll-free at 800-326-5897.